Exhibit 4.19

Coal Sales Contract

Party A (Seller): Xiaoyi Xindafu Trading Co., Ltd.

Party B (Buyer): Liulin Junhao Coal Coke Trading Co., Ltd.

In order to protect the legitimate rights and interests of both parties, Party A and Party B have reached the following terms on the purchase of Party A's coal by Party B through mutual agreement pursuant to the Contract Law of the People's Republic of China:

1. Name of goods: middlings.

2. Price of goods: factory price ¥400 (RMB four hundred)/ton incl. of VAT.

3. Quantity of goods: 20,000 tons to be supplied by Party A to Party B.

4. Delivery method: pick-up by Party B.

5. Quantity basis: as shown in Party A's weighing list.

6. Payment method: payment by spot exchange.

7. This contract is made in sextuplicate, with three copies to be held by each party. It shall become effective when sealed by both parties and signed by the legal representative or authorized representative of both parties.

Party A (seal): Signature of legal representative or authorized representative: Tel.:	Party B (seal): Signature of legal representative or authorized representative: /s/ Tel.:

Signed at: -

Signed on: November 9, 2018

/s/ Special seal for contractual uses

Xiaoyi Xindafu Trading Co., Ltd.

Address: -

Bank name: -

Account No.:-

PC.: -

/s/ Special seal for contractual uses

Liulin Junhao Coal Coke Trading Co., Ltd.

Address: Bandi Village, Jinjiazhuang Township, Liulin County, Lvliang (in the yard of Liulin Hongxing Coal Coke Co., Ltd.)

Bank name: ABC Liulin Hechang Sub-branch Office

Account No.: 633101040008576